EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                   NEFF CORP.

                (Pursuant to Sections 242 and 245 of the General
                    Corporation Law of the State of Delaware)

                  Neff Corp., a corporation existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

                  1.     The Corporation's present name is Neff Corp.

                  2. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 6, 1995 under the name of Neff Corp. The original Certificate of Incorporation was amended and restated on March 25, 1998.

                  3. The existing Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated so as to read in its entirety as follows:

                  FIRST:  The name of the Corporation is Neff Corp.

                  SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801-1297. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 140,000,000, of which (i) 100,000,000 shall be designated Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (ii) 20,000,000 shall be designated Class B Special Common Stock, par value $.01 per share (the "Class B Special Common Stock," and together with the Class A Common Stock, the "Common Stock") and (iii) 20,000,000 shall be designated Preferred Stock, par value $.01 per share.

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                  Effective upon the filing of this Amended and Restated
Certificate of Incorporation, each issued and outstanding share of Class A Common Stock will be converted into eighty-four and sixty-five one-hundredths (84.65) shares of Class A Common Stock, par value $.01 per share and each issued and outstanding share of Class B Special Common Stock will be converted into eighty-four and sixty-five one-hundredths (84.65) shares of Class B Special Common Stock. Each holder of one (1) share of Class A Common Stock at such time will, without further action on the part of any person, immediately thereafter hold eighty-four and sixty-five one-hundredths (84.65) shares of Class A Common Stock of the Corporation and each holder of one (1) share of Class B Special Common Stock at such time will, without further action on the part of any person, immediately thereafter hold eighty-four and sixty-five one-hundredths (84.65) shares of Class B Special Common Stock of the Corporation.

                  Promptly after the filing of this Amended and Restated Certificate of Incorporation, the Corporation shall deliver to the holders of issued and outstanding shares of Common Stock a certificate or certificates representing the number of shares of Class A Common Stock or Class B Special Common Stock issuable by reason of such conversion in the names of such holders. This issuance of certificates for shares of Class A Common Stock or Class B Special Common Stock upon the conversion of Common Stock shall be made without charge for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Class A Common Stock and Class B Special Common Stock.

                  No fractional shares of Class A Common Stock or Class B Special Common Stock shall be created or outstanding upon the conversion of Common Stock. Any holder of Class A Common Stock or Class B Special Common Stock who by reason of the conversion of Common Stock would have been entitled to receive a fraction of a share of Class A Common Stock or Class B Special Common Stock, will receive only the nearest whole share, with .5 share or more fractional shares being rounded up to the next whole share.

                  A.   Class A Common Stock

                           1. DIVIDENDS. Subject to the preferential rights, if
any, of the Preferred Stock and the preferential rights of the Class B Special Common Stock prior to the first underwritten public offering of Class A Common Stock with gross proceeds of not less than $50 million that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (an "Initial Public Offering"), the holders of shares of Class A Common Stock shall be entitled to receive, when and if declared by the Board of Directors of the Corporation (the "Board of Directors"), out of the assets of the


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Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of capital stock of the Corporation.

                         2. VOTING RIGHTS. At every annual or special meeting of
stockholders of the Corporation, every holder of Class A Common Stock shall be entitled to one vote, in person or by proxy, for each share of Class A Common Stock standing in his name on the books of the Corporation and the Class A Common Stock and Class B Special Common Stock shall be considered as one class for voting purposes and the holders thereof shall be entitled to vote ratably without preference of either class over the other.

                         3. LIQUIDATION, DISSOLUTION, OR WINDING UP. In the
event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock and/or the holders of Class B Special Common Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section A3.

                           4. PREEMPTIVE RIGHTS. No holder of Class A Common
Stock shall have any preemptive right to subscribe for or purchase any additional shares of stock or securities convertible into or carrying warrants or options to acquire shares of stock of the Corporation.

                  B.   Class B Special Common Stock

                           1. DIVIDENDS. Subject to the preferential rights, if
any, of the Preferred Stock, the holders of shares of Class B Special Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of capital stock of the Corporation, as follows:

                                    a. PRE-INITIAL PUBLIC OFFERING. Prior to the
completion by the Corporation of an Initial Public Offering, in connection with the declaration and payment of any dividend on the Common Stock, the holders of Class B Special Common Stock shall be entitled to the following preferential rights: with respect to the declaration and payment of any cash dividend to the holders of Common Stock, the holders of Class B Special Common Stock shall be entitled to receive, in the aggregate, seventy-five percent (75%) of the total dollar amount of the cash dividend declared and paid to the


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holders of Common Stock; and the holders of Class A Common Stock shall be entitled to receive, in the aggregate, twenty-five percent (25%) of the total dollar amount of the cash dividend declared and paid to the holders of Common Stock. With respect to dividends declared and paid by the Corporation to holders of Common Stock other than cash dividends, Class A Common Stock and Class B Special Common Stock shall be considered as one class, and the holders of Class A Common Stock and Class B Special Common Stock shall be entitled to participate ratably, share for share, and without preference of either class over the other in all dividends so declared.

                                    b. POST-INITIAL PUBLIC OFFERING. After the
completion by the Company of an Initial Public Offering, the holders of Class B Special Common Stock shall no longer be entitled to any preferential rights with respect to dividends declared or paid by the Corporation. Whenever the Board of Directors declares a dividend upon Class A Common Stock, Class A Common Stock and Class B Special Common Stock shall be considered as one class, and the holders of Class B Special Common Stock shall be entitled to participate ratably, share for share with the holders of Class A Common Stock, and without preference of either class over the other in all sums so declared.

                  2. VOTING RIGHTS. Every holder of Class B Special Common Stock shall be entitled to one vote, in person or by proxy, for each share of Class B Special Common Stock standing in his name on the books of the Corporation and the Class A Common Stock and Class B Special Common Stock shall be considered as one class for voting purposes and the holders thereof shall be entitled to vote ratably without preference of either class over the other.

                  3. LIQUIDATION, DISSOLUTION, OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class B Special Common Stock shall be entitled to be paid, before any distribution or payment is made upon any of the Junior Securities (as defined), an amount in cash equal to the aggregate Liquidation Value (as defined) of all such Class B Special Common Stock outstanding, and the holders of Class B Special Common Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Class B Special Common Stock are insufficient to permit payment to such holders of the aggregate amounts to which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value of the shares held by each such holder. The Corporation shall mail written notice of such liquidation, dissolution or winding up not less than 10 days prior to the payment date stated therein, to each record holder of Class B Special Common Stock. Neither the


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consolidation or merger of the Corporation into or with any other corporation or corporations, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section B3.

                  4. PREEMPTIVE RIGHTS. No holder of Class B Special Common Stock shall have any preemptive right to subscribe for or purchase any additional shares of stock or securities convertible into or carrying warrants or options to acquire shares of stock of the Corporation.

                  5. CONVERSION. At any time and from time to time, any holder of Class B Special Common Stock may convert all or any portion of the Class B Special Common Stock held by such holder into an equal number of shares of Class A Common Stock. Each conversion of Class B Special Common Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Class B Special Common Stock to be converted has been surrendered for conversion at the principal office of the Corporation. At the time any conversion has been effected, the rights of the holder of the shares converted as a holder of Class B Special Common Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby. As soon as possible after a conversion has been effected (but in any event within 5 business days in the case of subparagraph (i) below), the Corporation shall deliver to the converting holder:

                  (i) a certificate or certificates representing the number of shares of Class A Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                  (ii) a certificate or certificates representing any shares of Class B Special Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  The issuance of certificates for shares of Class A Common Stock upon conversion of Class B Special Common Stock shall be made without charge to the holders of such Class B Special Common Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Class A Common Stock. The Corporation shall take all such actions as are necessary in order to insure that the Class A Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, and free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.


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                If the Corporation at any time subdivides (by stock split, stock dividend, recapitalization or otherwise) the Class A Common Stock into a greater number of shares of Class A Common Stock, the number of shares of Class B
Special Common Stock shall be proportionately increased and the Liquidation Preference of each share of Class B Special Common Stock shall be proportionately decreased. If the Corporation at any time combines (by reverse stock split or otherwise) the Class A Common Stock into a smaller number of shares of Class A Common Stock, the number of shares of Class B Special Common Stock shall be proportionately reduced and the Liquidation Preference of each share of Class B Special Common Stock shall be proportionately increased. Notwithstanding the foregoing, if the Corporation subdivides or combines by means of a stock dividend of Common Stock in which the holders of Class A Common Stock and Class B Special Common Stock participate ratably, share for share, and without preference of either class over the other, the number of shares of Class B Special Common Stock and the Liquidation Preference of each share of Class B Special Common Stock shall not be affected pursuant to this paragraph.

                In the event of any recapitalization, reclassification, consolidation or merger of the Corporation (a "Transaction") which is effected in such a manner that the holders of Class A Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Class A Common Stock, the holders of Class B Special Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) such shares of stock, securities or assets as such holders would have received in connection with the Transaction if such holders had converted their shares of Class B Special Common Stock into shares of Class A Common Stock immediately prior to the Transaction.

                The Corporation shall not close its books against the transfer of Class B Special Common Stock or of Class A Common Stock issued or issuable upon conversion of Class B Special Common Stock in any manner which interferes with the timely conversion of Class B Special Common Stock. The Corporation shall assist and cooperate with any holder of Class B Special Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Class B Special Common Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

                  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of the Class B Special Common Stock, such number of shares of Class A Common Stock as are issuable upon the conversion of all outstanding Class B Special Common Stock. The Corporation shall take all such actions as may be necessary to assure that all shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all


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taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or the NASDAQ Stock Market upon which shares of Class A Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

                  If any fractional interest in a share of Class A Common Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Class B Special Common Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Liquidation Value of such fractional interest

                           6. DEFINITIONS. Unless defined elsewhere herein, each
capitalized term used in this Section B of Article FOURTH shall have the meaning assigned to such term below, solely for the purposes of this Section B of Article FOURTH:

                   "JUNIOR SECURITIES" means any of the Corporation's Stock, except for the Series A Cumulative Redeemable Preferred Stock and any other series of preferred stock issued by the Board of Directors of the Corporation in accordance with this Article FOURTH.

                  "LIQUIDATION VALUE" of any share of Class B Special Common Stock is $11.67.

                  "PERSON" means any individual, sole proprietorship, partnership (including a limited partnership), joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, limited liability company, joint stock company, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or any other business entity.

                  C.   Preferred Stock

                           1. ISSUANCE. Shares of the Preferred Stock of the
Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be


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adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

                           2. SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK.

                                    a. DIVIDENDS.

                                             i. GENERAL OBLIGATION. To the
extent permitted under the Delaware General Corporation Law, the Corporation will pay preferential dividends to the holders of the Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") as provided in this Section C2(a). Except as otherwise provided herein, dividends on each share of Series A Preferred Stock (a "Share") will accrue on a semi-annual basis at a rate of 5% per annum of the Liquidation Value (as defined) thereof, plus all accumulated and unpaid dividends thereon (the "Dividend Rate") from and including the Date of Issuance (as defined) of such Share to and including the date on which the Liquidation Value (plus all accrued and unpaid dividends thereon) of such Share is paid in full. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "Date of Issuance" regardless of the number of times a transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

         Dividends shall be paid as follows:

         (A) During the PIK Period:

                (1) If, on a Dividend Reference Date (as defined), the Company has Excess Cash (as defined), the Company shall pay all accrued and unpaid dividends on each Share in cash on such Dividend Reference Date and, except to the extent paid in cash, such dividends will accumulate on each such Dividend Reference Date.

                (2) If, on a Dividend Reference Date, the Company does not have Excess Cash, the Company shall Pay In Kind (as defined) all accrued and unpaid dividends on each Share on such Dividend Reference Date, and except to the extent so paid, such dividends will accumulate on each such Dividend Reference Date. The Company shall give written notice to the record holders of Series A Preferred Stock of its intention to Pay In Kind at least 5 business days prior to Dividend Reference Date.

         (B) After the expiration of a PIK Period (as defined), all accrued and unpaid dividends on each Share shall be paid in cash on each Dividend Reference Date, and


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except to the extent paid in cash, such dividends will accumulate on each such
Dividend Reference Date.

                                             ii. DIVIDEND REFERENCE DATE. The
accrued dividends will be payable on June 30 and December 31 of each year commencing on June 30, 1996 (the "Dividend Reference Dates") to the holders of record of Series A Preferred Stock at the close of business on the immediately preceding June 15 and December 15. To the extent all accrued dividends are not paid on the Dividend Reference Dates, all dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date will be accumulated and shall remain accumulated dividends with respect to such Share until paid.

                                             iii. DISTRIBUTION OF PARTIAL
DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation elects to pay less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such Payment will be distributed among the holders of the Series A Preferred Stock based upon the aggregate accrued but unpaid dividends on the Share of Series A Preferred Stock held by each such holder, and any amounts of such dividends remaining thereafter shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.

                                    b. LIQUIDATION. Upon any liquidation,
dissolution or winding up of the Corporation, holders of the Series A Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any of the Junior Securities (as defined), an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends thereon) of all such Series A Preferred Stock outstanding, and the holders of Series A Preferred Stock will not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred Stock held by each such holder. Prior to the time of any liquidation, dissolution or winding up of the Corporation, to the extent permitted by applicable law, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Series A Preferred Stock. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 10 days prior to the payment date statement therein, to each record holder of Series A Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the reduction of the capital stock of the Corporation, will be deemed


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to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section C2(b).

                                    c. REDEMPTION.

                                             i. SCHEDULED REDEMPTION. On
December 31, 2002 (the "Scheduled Redemption Date") the Corporation will redeem all issued and outstanding Shares of Series A Preferred Stock, at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

                                             ii. REDEMPTION PRICE. For each
Share which is to be redeemed, the Corporation will be obligated on the Redemption Date (as defined) to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). If the Corporation's funds which are legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares (plus all accrued and unpaid dividends thereon) held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds will immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. Without limiting any rights of the holders of Series A Preferred Stock which are set forth in this Amended and Restated Certificate of Incorporation or are otherwise available under law, the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed shall continue to have all of the powers, designations, preferences and relative participating, optional, and other special rights (including without limitation, rights to accrue dividends) which such Shares had prior to such Redemption Date, until the aggregate Liquidation Value of such Shares (plus all accrued and unpaid dividends thereon) have been paid in full.

                                             iii. NOTICE OF REDEMPTION. Except
as otherwise provided herein, the Corporation will mail written notice of each redemption of Series A Preferred Stock to each record holder not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder within 3 business days after surrender of the certificate representing the redeemed Shares.


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                                             iv. DIVIDENDS AFTER REDEMPTION
DATE; RIGHTS OF STOCKHOLDER. No Share is entitled to any dividends accruing after the Redemption Date on which Value (plus all accrued and unpaid dividends thereon) of such Share is paid in full. On such Redemption Date all rights of the holder of such Share as a holder will cease, and such Share will not be deemed to be outstanding.

                                             v.REDEEMED OR OTHERWISE ACQUIRED
SHARES. Any Shares which are redeemed or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred.

                                    d. PRIORITY OF SERIES A PREFERRED STOCK ON
DIVIDENDS AND REDEMPTIONS. So long as any Series A Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary (as defined) to, redeem, retire, purchase or otherwise acquire directly or indirectly any Junior Securities (other than upon conversion of convertible preferred stock into common stock), nor shall any moneys or property be paid into or set apart, or made available for the purchase or redemption of any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution (either in cash or property) upon any Junior Securities (other than dividends payable solely in the securities in respect of which such dividends are paid or such that are payable upon conversion of convertible preferred stock into common stock.

                                    e. ELECTION OF DIRECTOR.

                                             i. The holders of a majority of the
Series A Preferred Stock, voting separately as a single class in the election of directors of the Corporation, to the exclusion of all other classes of the Corporation's capital stock and with each Share of Series A Preferred Stock entitled to one vote, shall be entitled to elect one (1) director to serve on the Corporation's Board of Directors until his successor is duly elected by holders of a majority of the Series A Preferred Stock or he is removed from office by holders of a majority of the Series A Preferred Stock. If the holders of a majority of the Series A Preferred Stock for any reason fail to elect anyone to fill such directorship, such position shall remain vacant until such time as the holders of a majority of the Series A Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the Corporation's Board of Directors or Corporation's Board of Directors or the Corporation's other stockholders.

                                             ii. The holder or holders of record
of more than 5% of the issued and outstanding shares of Series A Preferred Stock may designate in


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writing a nominee or nominees for election as such director and, if duly designated, such nominee or nominees shall be included in the proxy statement and proxy solicited by the Board of Directors with respect to the election of directors at the annual meeting of the stockholders of the Corporation.

                                             iii. Subject to the provisions of
Section C2(e)(iv) hereof, the Corporation's Board of Directors will not be increased beyond seven (7) directors without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. Each director elected by the holders of the Series A Preferred Stock will be paid fees not less than the fees paid to any other member of the Board of Directors (excluding fees payable for services rendered in their capacity other than as a director) and will be reimbursed for all reasonable expenses relating to attending each meeting of the Board of Directors.

                                             iv. If and whenever, at any time or
times during the PIK Period, dividends on the outstanding shares of Series A Preferred Stock shall not have been paid in an amount equal to one (1) full semiannual dividend thereon in accordance with the provisions of Section C2(a) hereof, and if and whenever, at any time or times after the PIK Period, dividends on the outstanding shares of Series A Preferred Stock shall not have been paid in an aggregate amount equal to two (2) full consecutive semiannual dividends thereon in accordance with the provisions of Section C2(a) hereof, then until, but not after, such time as the Board of Directors declares and pays to all holders of Series A Preferred Stock then outstanding (1) accrued but unpaid dividends, plus, in addition thereto, (ii) two consecutive semiannual dividends at the rate indicated in Section C2 hereof, the number of directors shall IPSO FACTO be increased by four (4) so that, after giving effect to such increase, the Corporation's Board of Directors will be comprised of a total of eleven (11) directors, and the holders of record of all shares of Series A Preferred Stock then outstanding, voting separately as one class, shall be entitled to elect four (4) members of the Board of Directors to fill such newly created directorships, which shall be in addition to the directorship filled by the Series A Preferred Stock pursuant to Section C2(e)(i) hereof. Such directors elected by the holders of Series A Preferred Stock shall serve in addition to any other directors then in office or proposed to be elected, regardless of the number of members otherwise fixed by the Amended and Restated Bylaws or this Amended and Restated Certificate of Incorporation to constitute the Board of Directors. When the aforesaid amounts have been paid to the holders of Series A Preferred Stock, the holders of Series A Preferred Stock shall be divested of such voting rights provided in this Section C2(e)(iv), but subject always to the same provisions for the vesting of such voting rights in the holders of Series A Preferred Stock in the case of any future such default or defaults.

        Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws to the contrary, any directors elected


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by the holders of Series A Preferred Stock shall serve terms of one year periods and shall not be divided into classes pursuant to Article FIFTH hereof.

        The aforementioned right of the holders of Series A Preferred Stock to elect additional directors may be exercised at any annual meeting of stockholders, or, within the limitations hereinafter provided, at a special meeting of stockholders held for such purpose. At any time after such voting power shall have so vested in the holders of Series A Preferred Stock, the Board of Directors may, and upon the written request of the holders of record of at least 5% of the shares of Series A Preferred Stock then outstanding shall, call a special meeting of the holders of Series A Preferred Stock for election of the directors to be elected by them as herein provided, to be held within 60 days after such call and at the place and upon the notice provided by law and in the Amended and Restated Bylaws for holding of meetings of stockholders; provided, however, that the Board of Directors shall not be required to call such special meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of stockholders. If any such special meeting required to be called as above provided shall not be called by the Board of Directors within 30 days after receipt of any such request, then the holders of record of at least 5% of the shares of Series A Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock ledger of the Corporation. No such special meeting and no adjournment thereof shall be held on a date later than 30 days before the annual meeting of the stockholders or a special meeting held in place thereof next succeeding the time when the holders of Series A Preferred Stock become entitled to elect additional directors as above provided.

        Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws to the contrary, if any meeting of stockholders for the election of directors shall be held while holders of the outstanding shares of Series A Preferred Stock voting as a class are entitled to elect additional directors as herein provided, the holders of Series A Preferred Stock shall be entitled to elect the directors so provided for, but no such additional directors so elected shall hold office beyond the next annual meeting of stockholders at which their successors shall be elected and qualified, or beyond the sooner termination of such directors' terms of office as provided in this Section C2(e). No delay or failure by the holders of Series A Preferred Stock to elect additional members of the Board of Directors which such holders are entitled to elect shall invalidate the election of the remaining members of the Board of Directors by the holders of the other shares then entitled to vote, and a majority of the directors so elected shall, in such case, constitute a quorum for the transaction of business by the Board of Directors. Whenever the holders of Series A Preferred Stock shall be divested of the power to elect additional directors as above provided, the terms of office of the persons, if any, elected as the additional directors by the holders of Series A

Preferred Stock shall thereupon terminate and the authorized number of directors of the Corporation shall be reduced accordingly.

                                             vi. No director elected by the
holders of the Series A Preferred Stock may be removed except by the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, at a meeting called for such purpose. If, during any interval between annual meetings of stockholders for the election of directors and while the holders of Series A Preferred Stock shall be entitled to elect more than one director, the number of directors in office who have been elected by the holders of Series A Preferred Stock shall by reason of resignation, death or removal be reduced on the Board of Directors, the vacancies shall be filled by the remaining directors then in office who was elected by such class or who succeeded to any director so elected. If any vacancy is not so filled within 45 days after the occurrence thereof, the Board of Directors shall call a special meeting of the holders of Series A Preferred Stock and such vacancy shall be filled at such special meeting.

                                             vi. There shall be no cumulative
voting in elections for directors.

                                    f. OTHER VOTING RIGHTS.

                                             i. GENERAL; NOTICE OF STOCKHOLDERS'
MEETINGS. In addition to the voting rights set forth in Section C2(e), the holders of Series A Preferred Stock shall have the voting rights prescribed by law and the additional voting rights set forth in Section C2(f) of this Amended and Restated Certificate of Incorporation. The holders of the Series A Preferred Stock shall be entitled to notice of all stockholders' meetings in accordance with the Amended and Restated Bylaws, and shall have the right to participate (but not vote, except as described herein or permitted by law) in all such meetings.

                                             ii. CORPORATE ACTION REQUIRING
AFFIRMATIVE VOTE OF HOLDERS OF SHARES OF SERIES A PREFERRED STOCK. So long as any Shares of Series A Preferred Stock are outstanding, the Corporation shall not:

                  (A) Without first obtaining the consent, given in person or by proxy, either in writing or at any meeting called for the purpose, of the holders of at least a majority of the outstanding shares of Series A Preferred Stock,

                           (1) authorize, create or issue any shares of stock of
any other class or series, or authorize an increase in the authorized amount of any class or series of shares, which shall rank in any respect on a parity with the Series A Preferred Stock, or authorize, create or issue any obligations, bonds, notes, debentures, stock or other securities by their terms convertible into shares of stock of any other class or series which rank in any respect on a parity with shares of Series A Preferred Stock, or

                         (2) increase the authorized number of shares of Series
A Preferred Stock.

                  (B) Without first obtaining the consent, given in person or by proxy, either in writing or at any meeting called for the purpose, of the holders of at least 80% of the outstanding shares of Series A Preferred Stock,

                           (1) authorize, create or issue any shares of stock of
any other class or series, or authorize an increase in the authorized amount of any class of shares, which shall rank in any respect prior to the Series A Preferred Stock, or authorize, create or issue any obligations, bonds, notes, debentures, stock or other securities by their terms convertible into shares of stock of any other class or series which rank in any respect prior to shares of Series A Preferred Stock; or

                           (2) amend, alter, change, or repeal any of the
express terms and provisions of the Series A Preferred Stock in a manner which would materially adversely affect the rights or preferences of the Series A Preferred Stock (except as may be expressly permitted under Subsection (A)(1) of this Section C2(f) with majority consent).

                (C) Without first obtaining the consent, given in person or by proxy, either in writing or at any meeting called for the purpose, of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, authorize, recommend, or enter into an agreement with any person to effect a Change of Control (as defined), or effect or consummate a Change of Control.

                (D) For the purpose of this Section C2(f), except as otherwise specifically provided, the holders of shares of Series A Preferred Stock shall vote as one class, and each holder of Series A Preferred Stock shall be entitled to one vote for each share held.

                                    g. REGISTRATION OF TRANSFER. The Corporation
will keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

                                    h. REPLACEMENT. Upon receipt of evidence
reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, extraction or mutilation of any certificate evidencing Shares of any class of Series A Preferred Stock, and in the case of any such loss, theft or destruction , upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an investor with a net worth exceeding $100 million, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

                                    i. DEFINITIONS, Unless defined below or
elsewhere herein, each capitalized term used in this Section C2 of Article FOURTH shall have the meaning assigned to such term below, solely for the purposes of this Section C2 of Article FOURTH.

         "CHANGE OF CONTROL" shall mean the occurrence of any of the following:

                (i) a merger, consolidation or similar transaction involving the Corporation or any of its Significant Subsidiaries;

               (ii) the disposition, by sale, assignment, conveyance, transfer, lease, exchange or otherwise of assets of the Corporation or any of its Significant Subsidiaries representing in either case all or substantially all of the assets of the Corporation or any of its Significant Subsidiaries;

               (iii) capital stock of the Corporation (after giving effect to the exercise of all outstanding Stock) representing 50% or more of the voting power of the Corporation, shall cease to be owned in the aggregate by (a) the Mas Shareholders, or any one or more of them, or members of any such person's immediate family (including, parents, spouse, children and siblings) or (b) a trust for the benefit of the Mas Shareholders, or any one or more of them, or members of their immediate family, which trust is under the control of the Mas Shareholders, or any one or more of them, or members of their immediate family;

               (iv) except as a result of the provisions of Section C2(e) hereof, a majority of the members of the board of directors of the Corporation then in office are no longer individuals elected or designated by any of the Persons referenced in clause (iii)(a) or (b) above; or

               (v) in the event Kevin P. Fitzgerald ceases to be the President of the Corporation or either of its wholly owned subsidiaries, Neff Rental, Inc. and Neff Machinery, Inc., in each case, with at least the same level of responsibility and authority as on December 22, 1995, whether as a result of any such person's resignation, removal, replacement, non-election, death, or disability, or otherwise.

               "COMMON STOCK" means, all shares of the Corporation's Common Stock, par value $.01 per share, as adjusted for any stock split, stock dividend, share combination, share exchange, recapitalization, merger, consolidation or other recognition.

               "EXCESS CASH" means, as of the date of any determination thereof, the greater of (i) the average unused portion of the Maximum Inventory Loan Commitment over the thirty (30) consecutive days immediately preceding the date on which the determination of Excess Cash is being made and (ii) fifty percent (50%) of the Net Income of the Corporation and its Subsidiaries for the period commencing on the first day of the Fiscal Year in which such determination is being made and ending on the date of determination, LESS the aggregate amount of dividends paid in cash on the Series A Preferred Stock during such Fiscal Year prior to any such date of determination.

               "FISCAL YEAR" means the fiscal year of the Corporation.

               "GE CAPITAL" means General Electric Capital Corporation, a New York corporation.

               "JUNIOR SECURITIES" means any of the Corporation's Stock, except for the Series A Preferred Stock.

               "LIQUIDATION VALUE" of any Share as of any particular date will be equal to $40.00.

               "MAS SHAREHOLDER" means Jorge Mas, Juan Carlos Mas and Jose Ramon Mas.

               "MAXIMUM INVENTORY LOAN COMMITMENT" means an amount equal to $18,700,000.

               "NET INCOME" means, for any period, the aggregate net income (or loss) from continuing operations (excluding any income (or loss) included therein resulting from extraordinary items) of the Corporation, Neff Machinery, Inc. and Neff Rental, Inc. for such period, determined in accordance with generally accepted accounting principles on a consolidated basis.

               "PAY-IN-KIND" or "PAYMENT IN KIND" with respect to any Dividend Reference Date during the PIK Period, means the issuance by the Corporation to each holder of record of a Share of Series A Preferred Stock a number of additional shares (or fractional portion thereof) of Series A Preferred Stock that have an aggregate Liquidation Value equal to the amount of accrued and unpaid dividends on such Share if such amount were paid in cash.

               "PIK PERIOD" means the period beginning on December 31, 1995 and ending on the December 31, 1999.

               "PERSON" means any individual, sole proprietorship, partnership (including a limited partnership), joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, limited liability company, joint stock company, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or any other business entity.

               "REDEMPTION DATE" as to any Share means the Scheduled Redemption Date or the applicable date specified herein in the case of any other redemption; provided, that no such date will be a Redemption Date unless the applicable Liquidation Value (plus all accrued and unpaid dividends thereon) is actually paid in cash, and if not so paid, the Redemption Date will be the date on which such Liquidation Value (plus all accrued and unpaid dividends thereon) is fully paid in cash.

               "SIGNIFICANT SUBSIDIARY" means Neff Machinery, Inc., a Florida corporation which is the wholly-owned subsidiary of the Corporation, Neff Rental, Inc., a Florida corporation which is the wholly-owned subsidiary of the Corporation, or any other Subsidiary that constitutes as of, or during the twelve (12) months period ending on, the last day of the most recently completed fiscal quarter, (25%) or more of the consolidated assets or consolidated net income of the Corporation.

               "STOCK" means all shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), including without limitation, any securities with profit participation features, and any rights, warrants, options or other securities convertible into or exercisable or exchangeable for any such shares, equity or profits interests, participations or other equivalents, or such other securities, directly or indirectly (or any equivalent ownership interests, in the case of a Person which is not a corporation).

                  "SUBSIDIARY" shall mean, with respect to any Person, (i) any corporation of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether, at the time, Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially or controlled, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person, or any combination thereof, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, (ii) any partnership, limited liability company, association or other business entity, in which such Person and/or one or more Subsidiaries of such Person shall have 50% or more of the partnership or other similar ownership interests thereof (whether in the form of voting or participation in profits or capital contribution), and (iii) all other Persons from time to time included in the consolidated financial statements of such Person. For purposes hereof, a Person or Persons shall be deemed to have 50% or more ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated 50% or more of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

                                    j. AMENDMENT AND WAIVER. No amendment,
modification or waiver will be binding or effective with respect to any of the provisions of this Section C2 stating the number, designation, relative rights, preferences and limitations of the Series A Preferred Stock, without the prior written consent of the holders of at least 80% of the Shares of Series A Preferred Stock then outstanding.

                                    l. NOTICES. Except as otherwise expressly
provided herein, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given four business days after being deposited in the mail (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                           3. SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

                                    a. DESIGNATION, PAR VALUE AND AMOUNT. The
shares of such series shall be designated as "Series B Junior Participating Preferred Stock" (hereinafter referred to as "Series B Preferred Stock"), the shares of such series shall be with par value of $0.01 per share, and the number of shares constituting such series shall be 1,000,000; PROVIDED, HOWEVER, that, if more than a total of 1,000,000 shares of Series B Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 15, 1998 between the Company and First Union National Bank, as Rights Agent (as amended from time to time) (the "Rights Agreement"), the Board of Directors of the Company, pursuant to Section 151 of the DGCL, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged and filed providing for the total number of shares of Series B Preferred Stock authorized to be issued to be increased (to the extent that the Amended and Restated Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of the Rights.

                                    b. DIVIDENDS AND DISTRIBUTIONS.

                                             i. Subject to the prior and
superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for the purpose, quarterly dividends payable in cash on the first business day of November, February, May and August in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Class A Common Stock or a subdivision of the outstanding shares of Class A Common Stock (by reclassification or otherwise), declared on the Class A Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Class A Common Stock payable in shares of Class A Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Class A Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Class A Common Stock) into a greater or lesser number of shares of Class A Common Stock, then in each such case the amount to which holders of shares of Series B

Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

                                             ii. The Company shall declare a
dividend or distribution on the Series B Preferred Stock as provided in paragraph i. of this Section C.3.b. immediately after it declares a dividend or distribution on the Class A Common Stock (other than a dividend payable in shares of Common Stock); PROVIDED that, in the event no dividend or distribution shall have been declared on the Class A Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                                             iii. Dividends shall begin to
accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                                    c. VOTING RIGHTS. The holders of shares of
Series B Preferred Stock shall have the following voting rights:

                                             i. Except as provided in paragraph
iii. of this Section C.3.c. and subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time declare or pay any dividend on the Class A Common Stock payable in shares of Class A Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Class A Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Class A Common Stock) into a greater or lesser number of shares of Class A Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

                           ii. Except as otherwise provided herein or by law,
                  the holders of shares of Series B Preferred Stock and the holders of shares of Class A Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

                           iii. (A) If, on the date used to determine
stockholders of record for any meeting of stockholders for the election of directors, a default in preference dividends (as defined in subparagraph (E) below) on the Series B Preferred Stock shall exist, the holders of the Series B Preferred Stock shall have the right, voting as a class as described in subparagraph (B) below, to elect two directors (in addition to the directors elected by holders of Class A Common Stock of the Company). Such right may be exercised (a) at any meeting of stockholders for the election of directors or
(b) at a meeting of the holders of shares of Voting Preferred Stock (as hereinafter defined), called for the purpose in accordance with the By-laws of the Company, until all such cumulative dividends (referred to above) shall have been paid in full or until non-cumulative dividends have been paid regularly for at least one year.

                                             (B) The right of the holders of
Series B Preferred Stock to elect two directors, as described above, shall be exercised as a class concurrently with the rights of holders of any other series of Preferred Stock upon which voting rights to elect such directors have been conferred and are then exercisable. The Series B Preferred Stock and any additional series of Preferred Stock which the Company may issue and which may provide for the right to vote with the foregoing series of Preferred Stock are collectively referred to herein as "Voting Preferred Stock."

                                             (C) Each director elected by the
holders of shares of Voting Preferred Stock shall be referred to herein as a "Preferred Director." A Preferred Director so elected shall continue to serve as such director for one year, except that upon any termination of the right of all of such holders to vote as a class for Preferred Directors, the term of office of such directors shall terminate. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, present (in person or by proxy) and voting together as a single class (a) at a meeting of the stockholders, or (b) at a meeting of the holders of shares of such Voting Preferred Stock, called for the purpose in accordance with the By-laws of the Company, or (c) by written consent signed by the holders of a majority of the then outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, taken together as a single class.

                                             (D) So long as a default in any
preference dividends on the Series B Preferred Stock shall exist or the holders of any other series of Voting Preferred Stock shall be entitled to elect Preferred Directors, (a) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (b)) by an instrument in writing signed by the remaining Preferred Director and filed with the Company and (b) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote or written consent of the holders of a majority of the outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, present (in person or by proxy) and voting together as a single class, at such time as the removal shall be effected. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever (x) no default in preference dividends on the Series B Preferred Stock shall exist and (y) the holders of other series of Voting Preferred Stock shall no longer be entitled to elect such Preferred Directors, then the number of directors constituting the Board of Directors of the Company shall be reduced by two.

                                             (E) For purposes hereof, a "default
in preference dividends" on the Series B Preferred Stock shall be deemed to have occurred whenever the amount of cumulative and unpaid dividends on the Series B Preferred Stock shall be equivalent to six full quarterly dividends or more (whether or not consecutive), and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all cumulative dividends on all shares of the Series B Preferred Stock then outstanding shall have been paid through the last Quarterly Dividend Payment Date or until, but only until, non-cumulative dividends have been paid regularly for at least one year.

                                    iv. Except as set forth herein (or as
otherwise required by applicable law), holders of Series B Preferred Stock shall have no general or special voting rights and their consent shall not be required for taking any corporate action.

                           d. CERTAIN RESTRICTIONS.

                                    i. Whenever quarterly dividends or other
dividends or distributions payable on the Series B Preferred Stock as provided in Section C.3.b. are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Company shall not

                                             (A) declare or pay dividends, or
make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

                                             (B) declare or pay dividends, or
make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                                             (C) redeem or purchase or otherwise
acquire for consideration (except as provided in (D) below) shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, PROVIDED that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock;

                                             (D) redeem or purchase or otherwise
acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                                    ii. The Company shall not permit any
subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section C.3.d.i., purchase or otherwise acquire such shares at such time and in such manner.

                           e. REACQUIRED SHARES. Any shares of Series B
Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Certificate of Incorporation, in any other amendment or restatement of the Certificate of Incorporation creating a series of Preferred Stock, or as otherwise required by law.

                                    f. LIQUIDATION, DISSOLUTION OR WINDING UP.

                                             i. Subject to the prior and
superior rights of holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Preferred Stock with respect to rights upon liquidation, dissolution or winding up (voluntary or otherwise), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series B Liquidation Preference"). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Preferred Stock unless, prior thereto, the holders of shares of Class A Common Stock shall have received an amount per share (the "Capital Adjustment") equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 1,000 (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series B Liquidation Preference and the Capital Adjustment in respect of all outstanding shares of Series B Preferred Stock and Class A Common Stock, respectively, holders of Series B Preferred Stock and holders of Class A Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Class A Common Stock, on a per share basis, respectively.

                                             ii. In the event, however, that
there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series B Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series B Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Capital Adjustment then such remaining assets shall be distributed ratably to the holders of Class A Common Stock.

                                    g. CONSOLIDATION, MERGER, ETC. In case the
Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class A Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Class A Common Stock payable in shares of Class A Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Class A Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Class A Common Stock) into a greater or lesser number of shares of Class A Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

                                    h. NO REDEMPTION. The shares of Series B
Preferred Stock shall not be redeemable.

                                    i. RANKING. The Series B Preferred Stock
shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

                                    j. AMENDMENT. The Amended and Restated
Certificate of Incorporation of the Company shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series B Preferred Stock, voting separately as a class.

                  FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

                  A. NUMBER OF DIRECTORS. The number of directors of the Corporation shall be fixed from time to time exclusively by a resolution of a majority of the Board of Directors of the Corporation, but in no event shall the number of directors be fewer than three (3). Any change to the number of directors set forth herein may only be made by amendment to this Article FIFTH. No director need be a stockholder.

                  B. CLASSES AND TERM OF OFFICE. Subject to the provisions of Section B2 of Article FOURTH above and Section G of this Article FIFTH below, the directors shall be divided into three classes (I, II and III), as nearly equal in number as possible, and no class shall include less than one director. There shall not be more than three classes of directors. The initial term of office for members of Class I shall expire at the annual meeting of stockholders in 1998; the initial term of office for members of Class II shall expire at the annual meeting of stockholders in 1999; and the initial term of office for members of Class III shall expire at the annual meeting of stockholders in 2000. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, and shall continue to hold office until their respective successors are elected and qualified or until their death, or until they shall have resigned, or have been removed, as hereinafter provided. In the event of any increase in the number of directors, the additional directors shall be so classified that all classes of directors have as nearly equal numbers of directors as may be possible. In the event of any decrease in the number of directors, all classes of directors shall be decreased equally as nearly as may be possible.

                  C. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of the holders of any class of Common Stock or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and has qualified.

                  D. REMOVAL OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the directors or any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                  E. WRITTEN BALLOT NOT REQUIRED. Elections of directors need not be by written ballot unless the Amended and Restated By-Laws of the Corporation shall otherwise provide.

                  F. RIGHTS IN STOCKHOLDERS' AGREEMENT. The rights of any holders of any Common Stock or Preferred Stock, including, without limitation, the rights with respect to any directors, may be evidenced in a Stockholders' Agreement to the extent not contained in any Certificate of Incorporation of the Corporation or any Certificate of Designation of the Corporation.

                  G. RIGHTS OF HOLDERS OF PREFERRED STOCK. Notwithstanding the foregoing provisions of this Article FIFTH, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock as set forth in this Amended and Restated Certificate of Incorporation or in the resolution or resolutions of the Board of Directors relating to the issuance of such Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such rights and preferences.

                  SIXTH: Pursuant to Section 228 of the Delaware General Corporation Law, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of 66-2/3% of the outstanding stock entitled to vote thereon.

                  SEVENTH: The Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated By-Laws of the Corporation. Any by-laws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the Amended and Restated By-Laws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                  EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED, HOWEVER, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                  NINTH: Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

                  A. DETERMINATION BY BOARD OF DIRECTORS. Any indemnification under this Article NINTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made (a) by the Board of Directors by a majority vote of the directors who were not parties to such action, suit or proceeding (the "Disinterested Directors"), even though less than a quorum, (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders.

                  B. ADVANCES FOR EXPENSES. Costs, charges and expenses (including attorneys' fees) incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article NINTH. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

                  C. PROCEDURE FOR INDEMNIFICATION. Any indemnification or advance of costs, charges and expenses under this Article NINTH, shall be made promptly, and in any event within sixty (60) days upon the written request of the director or officer, and shall be accompanied by a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article NINTH. The right to indemnification of advances as granted by this Article NINTH shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within sixty (60) days. Such person's costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under this Article NINTH where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  D. OTHER RIGHTS; CONTINUATION OF RIGHT TO INDEMNIFICATION. The indemnification and advancement of expenses provided by this Article NINTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under this Article NINTH shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article NINTH is in effect. Any repeal or modification of this Article NINTH or any repeal or modification of relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article NINTH, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article NINTH, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.

                  E. INSURANCE. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him/her and incurred by him/her or on his/her behalf in any such capacity, or arising out of his/her status as such, whether or not the Corporation would have the power to indemnify him/her against such liability under the provisions of this Article NINTH, PROVIDED, HOWEVER, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

                  F. SAVINGS CLAUSE. If this Article NINTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article NINTH as to all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article NINTH to the full extent permitted by any applicable portion of this Article NINTH that shall not have been invalidated and to the full extent permitted by applicable law.

                  TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Amended and Restated By-Laws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the Amended and Restated By-Laws of the Corporation or otherwise, the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a by-law inconsistent with, any of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH and/or TENTH of this Amended and Restated Certificate of Incorporation.

                  This Amended and Restated Certificate of Incorporation has been duly adopted by the written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law, as amended, and written notice has been given as provided in Section 228 of the Delaware General Corporation Law.

                  IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed under the seal of the Corporation this _____ day of May, 1998.

                                            ---------------------------------
                                            Kevin P. Fitzgerald
                                            Vice Chairman of the Board,
                                            President and Director of Neff Corp.

Attest:

----------------------------------
Kevin P. Fitzgerald
Secretary of Neff Corp.